UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2023

Autolus Therapeutics plc
(Exact name of registrant as specified in its Charter)

England and Wales	001-38547	Not applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

The MediaWorks
191 Wood Lane
London	W12 7FP
United Kingdom
(Address of principal executive offices) (Zip Code)

(44) 20	3829 6230
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
American Depositary Shares, each representing one ordinary share, par value $0.000042 per share	AUTL	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Director
On December 19, 2023, Kapil Dhingra, M.D. notified Autolus Therapeutics plc (the “Company”) of his intent to resign from the Board of Directors (the “Board”) of the Company and its committees, effective December 31, 2023. Dr. Dhingra served as the chair of the Nominating and Governance Committee of the Board until December 1, 2023, when William Young was appointed as chair. Dr. Dhingra currently serves as a member of the Nominating and Corporate Governance Committee. His resignation is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. The Company thanks Dr. Dhingra for his long, dedicated service on the Board and wishes him well in his future pursuits.

Appointment of New Director
On December 22, 2023, the Company announced that the Board, upon the recommendation of the Nominating and Corporate Governance Committee of the Board, appointed Elisabeth (“Lis”) Leiderman, M.D. to serve as a Class II director of the Company, effective December 20, 2023. Dr. Leiderman was appointed to serve as a member of the Board until the Company’s 2026 annual meeting of shareholders, or until her successor has been duly elected and qualified, or until her earlier death, resignation or removal. Dr. Leiderman was also appointed to serve on the Audit Committee of the Board.

Dr. Leiderman, most recently served as the Chief Financial Officer and Chief Business Officer of Atsena Therapeutics, a clinical-stage gene therapy company focused on reversing and preventing blindness, from November 2022 until November 2023. From September 2020 until October 2022, she served as Chief Financial Officer and Head of Corporate Development for Decibel Therapeutics, a clinical-stage biotechnology company developing novel gene therapeutics for restoration of hearing loss and balance disorders. Before joining Decibel, from January 2020 to August 2020, Dr. Leiderman served as Chief Business Officer for Complexa, Inc., a clinical stage biopharmaceutical company focused on life-threatening fibrosis and inflammatory diseases. Prior to Complexa, she served as Senior Vice President, Head of Corporate Development at Fortress Biotech from November 2016 to November 2019. Dr. Leiderman is currently a member of the board of directors and chair of the audit committee of bluebird bio, Inc., a position she has held since October 2021. Earlier in her career from 2007 to 2016, Dr. Leiderman developed her transaction and capital markets expertise in the healthcare investment banking groups at Nomura, Credit Suisse, Jefferies and UBS. Dr. Leiderman began her career in medical affairs at AstraZeneca, where she analyzed product and industry trends related to the central nervous system. Dr. Leiderman holds an M.D. from the Sackler School of Medicine at Tel Aviv University, an M.B.A. from The Wharton School at the University of Pennsylvania and a B.A. from The University of Pennsylvania.

Dr. Leiderman will be compensated in accordance with the terms of the Company’s non-executive director compensation policy, pursuant to which Dr. Leiderman will be entitled to receive a £52,500 annual retainer for her service on the Board and a £6,500 annual retainer for her service as a member of the Audit Committee. Further, pursuant to the policy, she will also be granted an initial one-time equity award of options to purchase 80,000 of the Company’s American Depositary Shares (“ADSs”), with an exercise price equal to $5.50, the closing price of the Company’s ADSs on December 20, 2023. The award will vest and become exercisable in thirty-six equal monthly installments, subject to Dr. Leiderman’s continued service on the Board through each applicable vesting date. The Company will enter into its standard deed of indemnity agreement for directors and officers with Dr. Leiderman, the form of which was filed as an exhibit to the Company’s Registration Statement on Form F-1 (File No. 333- 224720) filed with the SEC on June 8, 2018.

There are no family relationships between Dr. Leiderman and any director or executive officer of the Company, and the Company has not entered into any transactions with Dr. Leiderman that are reportable pursuant to Item 404(a) of Regulation S-K. There are no arrangements or understandings between Dr. Leiderman and any other persons pursuant to which she was selected as a director.
Item 7.01 Regulation FD Disclosure.
On December 22, 2023, the Company issued a press release announcing the appointment of Dr. Leiderman to the Board and Dr. Dhingra’s tendered resignation. The press release is furnished as Exhibit 99.1 hereto and is incorporated by reference herein.

The information contained in this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by reference in such a filing.
Item 9.01 Financial Statements and Exhibits
d) Exhibits

Exhibit No.	Description of Exhibit

99.1	Press release dated December 22, 2023
104	Cover Page Interactive Data File (embedded within XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTOLUS THERAPEUTICS PLC
Dated: December 22, 2023	By:	/s/Christian Itin
Name: Christian Itin
Title: Chief Executive Officer